Exhibit 3.1

This is a translation of the Articles of Association of Bio Light Israeli Life Sciences Investments Ltd. It is prepared solely for convenience purposes. Please note that the Hebrew version constitutes the binding version, and in the event of any discrepancy, the Hebrew version shall prevail.

ARTICLES OF ASSOCIATION OF A PUBLIC COMPANY

THE COMPANIES LAW, 5759-1999

A COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

BIO LIGHT ISRAELI LIFE SCIENCES INVESTMENTS LTD.

Interpretation

1.	In these Articles of Association, unless the wording requires a different interpretation:

“Board”	The board of directors duly elected in accordance with the provisions of these Articles of Association.

“Company”	The above-referenced company.

“Companies Law”	The Companies Law, 5759-1999, as shall be amended from time to time, and the regulations that have or shall be promulgated thereunder.

“Shareholder Register”	The register of shareholders that is to be kept pursuant to Section 127 of the Companies Law and as specified in Article 115 below, or, should the Company keep an additional register outside of Israel any additional register pursuant to Section 138 of the Companies Law, as the case may be.

“Securities Law”	The Securities Law, 5728-1968, as shall be amended from time to time, and the regulations that have or shall be promulgated thereunder.

“Distribution”	As such term is defined in Section 1 of the Companies Law.

“Office”	The registered office of the Company as it shall be at such time.

“Writing”	Print, lithography, photocopy, telegram, telex, facsimile, e-mail, and any other form of creating or imprinting of words in a visible form.

“Securities”	Shares, bonds, capital notes, certificates, options and other instruments affording a right to the same.

“Incapacitated”	Within the meaning thereof in the Legal Capacity and Guardianship Law, 5722-1962, as amended, including a minor who has not reached the age of 18, a mentally ill person and a bankrupt in respect of whom a discharge order is yet unissued.

“Companies Ordinance”	The Companies Ordinance [New Version], 5743-1983, as shall be amended from time to time.

Subject to the provisions of this Article, in these Articles of Association unless the wording requires a different interpretation - terms which are defined in the Companies Law shall have the meanings ascribed thereto therein; and words importing the singular shall include the plural and vice versa, words importing the masculine gender shall include the feminine gender and vice versa, and words importing persons shall also include bodies corporate.

Name of the Company

2.	The name of the Company is as follows:

In Hebrew: ביו לייט מדעי החיים בע"מ

In English: BioLight Life Sciences Ltd.

Objectives of the Company

3.	The Company shall engage in any lawful business.

Purpose of the Company

4.	The purpose of the Company is to act in accordance with business considerations in order to increase its profits; however, the Company may donate a reasonable amount to any worthy cause, even if such donation is not made for business considerations as aforesaid, all pursuant to the discretion of the Company's Board.

Authorized Share Capital

5.

5.1.	The authorized share capital of the Company is NIS 13,000,000, divided into 130,000,000 ordinary shares, par value NIS 0.1 each.

5.2.	All of the ordinary shares shall rank pari passu between them for all intents and purposes, and each share shall entitle its holder to:

5.2.1.	A right to receive notice of, and participate in all of the Company's general meetings, both annual and special, and a right to one vote for each ordinary share held by him, in any vote, in each of the Company's general meetings in which he participated;

5.2.2.	A right to receive dividends, if and when they shall be distributed, and a right to receive bonus shares, if distributed;

5.2.3.	A right to participate in the distribution of the assets of the Company upon its dissolution.

Liability of the Shareholders

6.

The liability of the shareholders is limited as specified below:

Each shareholder shall only be liable for the payment of the nominal value of his shares. Should Company issue shares for a consideration, which is lower that the nominal value thereof as set forth in Section 304 of the Companies Law (the “Decreased Consideration”), the liability of each shareholder shall be limited to the payment of the sum of the Decreased Consideration for each share that shall have been issued to him as aforesaid.

Public Company

7.	The Company is a public company within the meaning of such term in the Companies Law.

Shares

8.	Without derogating from the special rights previously granted to holders of the Company's existing shares, the Company may issue shares affording preferred or deferred rights, or issue, out of its unissued capital, redeemable shares or shares with other special limited rights or with limitations in regards of the distribution of dividends, voting rights, or with regards of other matters, as the Company may determine from time to time by a resolution adopted at the general meeting by a majority of the shareholders.

9.	If at any time the share capital shall be divided into different classes of shares, the Company may, by a resolution adopted at a general meeting by a majority of the votes of the shareholders, unless otherwise stipulated in the terms of issue of the shares of that class, convert, expand, add or otherwise modify the rights, privileges, advantages, restrictions and provisions related or unrelated at that time to the shares of any class, or as shall be determined by a resolution adopted at the general meeting by a majority of the votes of the holders of shares of such class.

10.	The special rights conferred upon the holders of shares or a certain class of shares allotted, including shares affording preferred rights or other special rights, shall not be deemed to have been modified through the creation or issue of additional shares ranking pari passu therewith, unless stipulated otherwise in the terms of issue of said shares.

The provisions herein pertaining to general meetings shall apply, mutatis mutandis, to any such class meeting.

11.	The unissued shares of the Company shall be under the control of the Board which may issue them up to the amount of the Company's authorized share capital, to such persons, for cash or other non-cash consideration, under such reservations and terms, either at a premium or at par, or (subject to the provisions of the Companies Law) for a consideration which is lower than their nominal value and at such times as the Board deems fit, and the Board shall be authorized to serve on any person a call on any such shares, at par or at a premium or (subject to the provisions of the Companies Law) for a consideration which is lower than their nominal value, during such time and for such consideration and under terms as the Board deems fit.

12.	Upon the issuance of shares, the Board may provide for differences among the shareholders as to the amount of calls and/or the times of payment thereof.

13.	If, by the terms of issue of any certain share, the payment of the consideration for the share, in whole or in part, shall be made in installments, then each such installment shall be paid to the Company at its due date by the person who is the registered owner of the shares at such time or by his guardians. Any payment on account of a share shall first be credited on account of the nominal value and only subsequently on account of the premium in respect of each share.

14.	The Company may pay, at any time, a fee to any person in his capacity as underwriter or for his consent to serve as such, whether conditionally or unconditionally, for any share, bond or debenture stock of the Company or other securities of the Company or for his consent to underwrite, whether conditionally or unconditionally, any share, bond or debenture stock of the Company or other securities of the Company. In each case, the fee may be paid or discharged in cash or in shares or bonds or debenture stock of the Company or other securities of the Company.

Share Certificates

15.	Subject to the provisions of the Companies Law and in accordance therewith, a share certificate shall bear the seal or stamp of the Company, together with the signatures of two directors, or as shall be determined by the Board.

16.	Each shareholder who is registered in the Shareholder Register is entitled to receive, free of charge, one certificate for the shares that are registered in his name, or if approved by the Board (subsequent to such shareholder paying the sums that shall be determined by the Board from time to time), several share certificates, each for one or more of such shares; each certificate shall specify the amount of shares for which the certificate has been issued and the serial numbers of the shares.

17.	A share certificate registered in the names of two or more persons, shall be delivered to the person first named in the Shareholder Register of the names of the co-owners.

18.	Should a share certificate be lost or defaced, the Company may issue a new certificate in its place, provided that the certificate was not cancelled by the Company, or that it was proven to the satisfaction of the Board that the certificate was lost or destroyed, and the Company received guarantees to the satisfaction of the Board for any possible damage, all in exchange for a payment, if the Board resolved to impose the same.

19.	Unless prescribed otherwise in these Articles of Association, no benefit under rules of equity, and no trust relationship, chose in action or future or partial right in a share, fractional share benefit or other right in respect of a share shall bind or be recognized by the Company, other than the absolute right to the share in its entirety being afforded to the registered holder thereof in the Shareholder Register.

Calls for Payment

20.	The Board may, from time to time, at its discretion, serve calls for payment on the shareholders for all of the unpaid amounts on the shares held by each of them, and which by the conditions of allotment thereof are not to be paid at fixed times, and each shareholder shall pay the Company the amount of that call so made on him at the time and place appointed by the Board. A call for payment may be made by dividing the payment into installments. The date of the call for payment shall be the date appointed in the Board's resolution regarding the call for payment.

21.	A fourteen (14) day notice shall be given for each call for payment, specifying the payment amount and place of payment. However, prior to the time appointed for payment of such call, the Board may, by notice in writing to the shareholders, revoke the call or extend the time for payment thereof, provided that such resolution was adopted prior to the prescribed payment date of the call.

22.	The joint holders of a share shall be jointly and severally liable to pay all amounts and calls for payment which are due from them in respect of such share.

23.	If, by the terms of issue of any share or otherwise, any amount is made payable at any fixed time or by installments at fixed times, each such amount or installment shall be paid as if it were a call duly made by the Board, of which due notice had been given, and all of the provisions herein contained in respect of such calls shall apply to such amount or to such installment.

24.	If the amount called or the installment due shall not have been paid on or before its maturity date, then the person who is at such time the shareholder on whom the call was made or in respect of whom the installment is due, shall be liable to pay interest on the aforesaid sum, at a rate determined by the Board from time to time, or at the rate permitted by law at such time, from the date on which payment was due until the day on which it is actually paid, but the Board may forego the payment of such interest, in whole or in part.

25.	The Board may, if it thinks fit, accept from any shareholder who so wishes, advance amounts not yet called or not yet due and which were yet unpaid on account of all or part of the shares of such shareholder. The Board may pay the shareholder, for all or part of the amounts so advanced as aforementioned, interest until the day on which payment of such amounts would have been due had he not paid them in advance, at a rate to be agreed between the Board and such shareholder. The Board may, at any time, return the amounts so paid in advance, in whole or in part, insofar as the payment thereof is yet due.

26.	A shareholder shall not be entitled to dividends or to any other rights as a shareholder, unless he has paid all of the calls which shall have been served on him, together with interest and expenses (if any).

Forfeiture and Lien

27.	If a Shareholder fails to pay the consideration undertaken by him, in whole or in part, at the prescribed date and terms, whether or not a call for payment was issued, the Board may, at any time serve a notice on such shareholder calling for payment of the amount yet unpaid, together with the interest accrued and any expenses incurred by the Company as result of such non-payment.

28.	The notice shall specify a date of no less than fourteen (14) days after the date of the notice, as well as the place or places where the payment or installment is to be remitted, together with the interest and expenses as aforesaid. The notice shall state, that in the event of non- payment at the time and place appointed in such notice, the Company may forfeit the shares in respect of which the call was made or the installment became due [shall be forfeited] [sic.].

29.	If the requirements of any such notice as aforesaid shall not have been complied with, then at any time thereafter, before payment of the call or the installment or the interest and expenses due in respect of such shares, the Board may, by a resolution to that effect, forfeit the shares in respect of which such notice has been given. Such forfeiture shall also apply to those dividends that were declared in respect of the forfeited shares but not actually distributed prior to the forfeiture.

30.	Any share so forfeited shall be deemed to be the property of the Company, and the Board may, taking the provisions hereof into account, sell or re-allot or otherwise dispose of such share in any manner as the Board deems fit.

31.	Forfeited shares which are yet unsold shall be dormant shares, and shall not confer any rights for as long as they are the property of the Company.

32.	The Board may at any time, before any share so forfeited shall have been sold, re-allotted or otherwise disposed of, annul the forfeiture on such conditions as it deems fit.

33.	Any shareholder whose shares have been forfeited shall cease to be the owner of the shares so forfeited, but shall nevertheless remain liable to pay to the Company all calls, installments, interests and expenses owing on account of or for such shares at the time of the forfeiture, together with the interest on such amounts from the date of the forfeiture and until the date of payment, at the maximum rate permitted by law at such time, unless the forfeited shares were sold and the Company received the full consideration undertaken by the shareholder, together with any selling expenses.

34.	Should the consideration received for the sale of the forfeited shares exceed the consideration undertaken by the holder of the shares so forfeited, the shareholder shall be entitled to be repaid for the partial consideration remitted by him therefor, if any, subject to the terms of the issuance agreement, provided that the consideration remaining with the Company shall not be lower than the full consideration undertaken by the holder of the forfeited shares, together with any selling expenses.

35.	The provisions hereof regarding forfeiture of shares shall also apply to cases of non-payment of a known amount made payable at a fixed date under the terms of issue of the share, as if such amount was made payable by virtue of a call for payment provided and for which notice was given.

36.	The Company shall have a first-ranking security interest on all of the shares registered in the name of any shareholder, other than fully paid-up shares, as well as on the sale proceeds thereof, for the discharge of debts and undertakings of such shareholder towards the Company, whether by himself or together with another, whether or not the payment date of such debts or the fulfillment date of such undertakings are present, no matter the source of such debts, and no beneficial equity interest shall be created in respect of any share. The aforementioned lien and pledge shall apply to all of the dividends that shall be declared from time to time in respect of such shares. Unless determined otherwise by the Board, the registration by the Company of a share transfer shall be deemed a waiver by the Company of the pledge or lien (if any) on the shares.

37.	In order to realize the aforementioned pledge, the Board may sell the pledged shares in any manner it deems fit, at its discretion, provided that such share shall not be sold before the lapse of the period specified in Article 28 above, and provided that the shareholder (or whomever is entitled to it upon his death or bankruptcy or dissolution or receivership) shall receive a written notice stating that the Company is contemplating the sale of the share, and the shareholder or whomever is entitled to the share as aforesaid failed to pay such debt or failed to fulfill or comply with the aforementioned undertakings within seven (7) days of the date of dispatch of such notice.

38.	The proceeds of any such sale, after payment of the selling expenses, shall be applied in payment of the debts and fulfillment of the undertakings of such shareholder (including the debts, undertakings and engagements whose due payment or fulfillment date is yet to have arrived) and the terms of Article 37 shall apply, mutatis mutandis.

39.	In the event of any sale after forfeiture or for the purpose of executing the pledge by using the powers above granted, the Board may appoint a person to execute an instrument of transfer of the share sold and cause the purchaser’s name to be entered in the Shareholder Register as holder of the shares sold, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

40.	A declaration signed by a director, to the effect that a share has been forfeited, waived or sold by the Company for the realization of a pledge, shall constitute conclusive evidence as to the facts stated in the declaration against any person claiming any rights in the share.

Transfer and Delivery of Shares

41.	Fully paid-up shares shall be transferable without limitation and without need for Board approval, all subject to the provisions of any law.

42.	No transfer of shares shall be registered unless an appropriate share transfer instrument shall have been submitted to the Company. The transferor and transferee shall sign the share transfer instrument and the transferor shall be deemed to have remained the holder of the share until such time as the name of the transferee shall have been entered in the Shareholder Register in respect of the transferred share.

A share transfer instrument shall be drawn-up in the following manner or in as similar a manner as possible or in another ordinary and customary manner to be approved by the Board of Directors:

“I, ____ of ________ (the “Transferor”), in consideration for the sum of NIS ________, paid to me by _______ of ___________ (the “Transferee”), do hereby transfer to the Transferee _________ ________ shares of par value NIS [0.01] [sic.] each, numbered __________ to _________ inclusive, of Bio Light Israeli Life Sciences Investments Ltd. to be held by the Transferee, his administrators, guardians and representatives, according to the conditions under which I held the shares at the time of execution of this instrument, and I, the Transferee, hereby agree to receive the said shares according to the above-mentioned conditions.

In witness whereof, we have hereunto set our hands on the __________ day, of month _________, year ________

Transferor	Transferee

Witness to Transferor's Signature	Witness to Transferee’s Signature”

43.	The Company may close the Principal Register, the substantial shareholder register and the additional register (if any) for such period deemed fit by the Board, provided it shall not exceed thirty (30) days each year. The Company shall notify the shareholders of the closing of the Shareholder Register pursuant to the provisions hereof regarding the giving of notices to the shareholders.

44.	Each transfer instrument shall be submitted to the Office for the purpose of registration. The Board may refuse to register a transfer of shares that were not fully redeemed. Transfer instruments that shall be registered shall remain in the possession of the Company, but all of the transfer instruments which shall be denied registration by the Board shall be returned upon demand to their deliverers, together with the share certificate (if delivered).

45.	The guardians or administrators of a deceased individual shareholder, or, in their absence, the shareholder's lawful heirs, shall be only holders of the right to the shares registered in the name of the deceased shareholder who shall be recognized by the Company.

In the event that a share was registered in the name of two or more holders, the Company shall only recognize the survivor or survivors as persons holding a right or interest in the share[.] In the event of a share registered in the name of a number of co-holders as aforesaid, each shall be entitled to transfer his right.

46.	The Company may recognize a receiver or liquidator of a shareholder that is a corporation undergoing a winding-up or a liquidation, or a trustee in bankruptcy, or any receiver of a bankrupt shareholder, as holders of a right in the share registered in the name of such shareholder.

47.	Any person becoming entitled to a share in consequence of the death of a shareholder, upon producing evidence of a probate or the appointment of a guardian or the issuance of an inheritance order, attesting to his right in the shares of the deceased shareholder, shall be entitled to be registered as a shareholder in respect of such shares, or may, subject to the provisions hereof, transfer such shares.

48.	The receiver or liquidator of a shareholder which is a corporation undergoing a winding-up or a liquidation, or the trustee in bankruptcy, or any receiver of a bankrupt shareholder, after producing such evidence as the Board shall require of him attesting to his right in the shares of the shareholder undergoing a winding-up, liquidation or bankruptcy, shall be, with the consent of the Board, entitled to be registered as a shareholder in respect of such shares, or may, subject to the provisions hereof, transfer such shares.

Redeemable Shares

49.	The Company may, as resolved thereby from time to time, and subject to the provisions of the Companies Law, issue redeemable securities (“Redeemable Securities”).

50.	Should the Company issue Redeemable Securities, it may attach certain of the shares' attributes to them, including voting rights and/or rights of participation in the Company's profits and/or right to dividends or bonus shares and/or other or additional rights that are attached to the Company's shares.

51.	The Company may redeem the Redeemable Securities at such sum, dates and manner and out of such sources as determined in the Board resolution contemplating the issuance of the Redeemable Securities, all subject to the provisions of any law.

Changes in the Share Capital

52.	The Company may, from time to time, by a resolution of the general meeting adopted by a majority of the votes of the shareholders participating in the vote (not including abstaining votes), increase its authorized share capital by classes of shares as it shall determine.

53.	Unless stated otherwise in the resolution approving the increase of the share capital as aforesaid, the provisions of these Articles of Association shall apply to the new shares.

54.	The Company may, by a resolution of the general meeting adopted by a majority of the votes of the shareholders participating in the vote (not including abstaining votes):

54.1.	Consolidate and re-divide the share capital thereof into shares of a greater nominal value than that of the existing shares, and in the event that its shares had no nominal value – into share capital comprised of a smaller number of shares, provided that such action shall not change the holding rates of the shareholders in the issued share capital.

Without derogating from the authority of the Board as aforesaid, in the event that, as a result of the consolidation, there shall be shareholders in respect of whom the consolidation of their shares leaves fractions, the Board may, with the approval of the general meeting adopted by a majority of the votes of the shareholders:

54.1.1.	Sell the sum total of all of the fractions, and for such purpose appoint a trustee in whose name the share certificates which include the fractions shall be issued, who shall sell the same, and the proceeds that shall be received, less fees and expenses, shall be distributed to the entitled persons; or

54.1.2.	Allot to each shareholder in respect of whom the consolidation leaves a share fraction, shares of a class of shares preceding the consolidation, fully paid-up, in such number whose consolidation with the fraction shall suffice for one whole consolidated share, and such allotment shall be deemed as valid immediately prior to the consolidation; or

54.1.3.	Determine that shareholders will not be entitled to receive a consolidated share in respect of a fraction of a consolidated share which derives from the consolidation of one half or less of the number of shares whose consolidation creates one consolidated share, and shall be entitled to receive a consolidated share in respect of a fraction of a consolidated share which derives from the consolidation of more than one half of the number of shares whose consolidation creates one consolidated share;

In the event that an action according to paragraphs 54.1.2 or 54.1.3 above shall require the issue of additional shares, then payment thereof shall be made in the manner in which bonus shares may be paid. Consolidation and division as aforesaid shall not be deemed as a modification of the rights of the shares which are the subject matter of the consolidation and division.

54.2.	Divide its existing shares or any portion thereof by subdivision of its share capital into shares of smaller nominal value than the nominal value of the existing shares, and in the event that its shares had no nominal value − into share capital comprised of a larger number of shares, provided that such action shall not change the holding rates of the shareholders in the issued share capital.

54.3.	Cancel any authorized share capital that on the date of the resolution is yet unissued, provided there is no obligation of the Company, including a contingent obligation, to issue the shares.

54.4.	Reduce its share capital in such manner and subject to such reservations and conditions prescribed by law.

For the execution of any resolution as aforesaid in Article 54 above, the Board may settle, at its discretion, any difficulty which may arise with regard thereto.

General Meetings

55.	In addition to the resolutions that the general meeting is authorized to adopt and which are specified in these Articles of Association and/or in the Companies Law, the Company's resolutions on the following matters shall be adopted by the general meeting by a majority of the votes of the shareholders who are present at the meeting and participating in the vote, in person or by proxy (not including abstaining votes):

55.1.	Amendment of the Articles of Association.

55.2.	Exercise of authorities of the Board in the event that the general meeting shall have determined that the Board is unable to exercise its authorities and that the exercise of any of its authorities is essential for the proper management of the Company as provided in Section 52(a) of the Companies Law.

55.3.	Appointment of the supervising auditor of the Company, determination of his terms of engagement and termination of his engagement pursuant to the provisions of Sections 154 to 167 of the Companies Law.

55.4.	Approval of actions and transactions which require the approval of the general meeting pursuant to the provisions of Sections 255, 268, 269(a)(b), 270(3), and 271-273 of the Companies Law.

55.5.	Increase and cancellation of the authorized share capital pursuant to the provisions of Sections 286 and 287 of the Companies Law.

56.	The general meeting may assume powers which are vested in another organ.

57.	The Company shall hold an annual meeting every year, by no later than fifteen (15) months after the preceding general meeting. A general meeting which is not an annual meeting shall be a special meeting.

58.	The agenda of the annual meeting shall include the following matters: (a) deliberation in respect of the audited financial statements of the Company, together with the Board of Director's report; (b) appointment of directors and determination of their fees as directors (if a change transpired in such fees); (c) appointment of the auditor; and it may further include the following matters: (a) matters that the Board has resolved to bring before the general meeting; (b) matters which require the convening of a special meeting pursuant to Section 63 of the Companies Law.

59.	The Board may, whenever it thinks fit, resolve to convene a special meeting, and it shall be obliged to do so upon a demand as provided in the Companies Law.

60.	A notice of the convening of a general meeting shall be published in the manner and at such dates as prescribed therefor in the provisions of the Companies Law and the Securities Law. In any event, no separate notice shall be delivered to each of the shareholders registered in the Company's Shareholder Register.

The notice shall specify the type of meeting, the place and time of its convening, specification of the matters of the agenda, a summary of the proposed resolutions, the majority required for the adoption of the resolutions and the date for establishing the entitlement of all of the shareholders to vote at the general meeting, as provided in Section 82 of the Companies Law. In the event that the date appointed for an adjourned meeting is later than that prescribed in Section 78(b) of the Companies Law, i.e. more than seven (7) days, such date shall be specified in the notice.

Adoption of Resolutions at General Meetings

61.	No deliberation may begin at a general meeting unless a legal quorum is present within half an hour of the time appointed for the opening of the meeting. With the exception of cases in respect of which it is stipulated otherwise in the Companies Law or these Articles of Association, a legal quorum shall be formed upon the presence, in person or by proxy, of at least two (2) shareholders who hold in the aggregate at least twenty-five percent (25%) of all of the voting rights of the Company.

62.	If within half an hour from the time appointed for the meeting a legal quorum shall not have been formed, the meeting shall stand adjourned until the same day in the following week, at the same hour and place, or another date, if indicated in the notice of the meeting. In the event that legal quorum shall not have been formed within half an hour of the time appointed for the meeting, the meeting shall be held in the presence of any number of participants.

If a general meeting was convened at the demand of shareholders, as provided in the Companies Law, the adjourned meeting may only be held in the presence of shareholders in at least the number required for convening a meeting as prescribed in the Companies Law, i.e. one or more shareholders holding at least five percent (5%) of the issued share capital and one percent (1%) of the voting rights of the Company, or one or more shareholders holding at least five percent (5%) of the voting rights of the Company

63.	At each general meeting, a chairman shall be elected for such meeting by the shareholders participating therein. The chairman for each meeting shall be elected at the beginning of the deliberation of such meeting, from among one of the directors or officers then in office in the Company who are present at the meeting.

64.	The chairman of a general meeting may, with the consent of a meeting in which a legal quorum is present, adjourn the meeting from time to time and from place to place, and he shall be obliged to do so if so directed by the meeting. Only such matters, which were on the agenda of the meeting from which the adjournment takes place and in respect of which the deliberation was left unfinished or did not commence, may be deliberated at the adjourned meeting.

65.	Subject to the provisions of the Companies Law, each resolution proposal which was submitted to the meeting shall be decided by a majority of the votes of the shareholders participating therein (not including the abstaining shareholders).

66.	The chairman of the meeting shall have no additional or casting vote.

67.	The declaration of the chairman that a resolution was adopted unanimously or by a certain majority or was dismissed and the meeting's minutes signed by the chairman thereof, shall be accepted as prima facie proof of the matters recorded in the minutes.

Votes of Shareholders

68.	Subject to any special conditions, preferred rights and limitations as to the voting by holders of shares that are attached at such time to any shares, every shareholder, whether in a vote by a show of hands or by written ballot, present in person or by proxy or via a voting card, shall have one vote for each share held by him and which confers a voting right.

69.	Subject to the provisions of any law, a corporation that is a shareholder in the Company may authorize, according to a decision of its managers or another managing body thereof, such person as it deems to be fit to be its representative at any general meeting. Such authorized person shall be entitled to use, on behalf of the corporation represented by him, such voting rights that the corporation may have used itself had it been an individual shareholder.

70.	Subject to the provisions of the Companies Law, resolutions of the general meeting in the following matters may also be adopted by way of a voting card:

70.1.	Appointment and dismissal of directors;

70.2.	Approval of actions and transactions which require the approval of the general meeting pursuant to the provisions of Sections 255 and 268 to 275 of the Companies Law;

70.3.	Approval of a merger pursuant to Section 320 of the Companies Law;

70.4.	Matters determined therefor by the Minister of Justice in regulations that have or will be promulgated by virtue of Section 89 of the Companies Law; Subject to the provisions of the Companies Law, a voting card shall be deposited at the Office or at the designated place for the convening of the meeting at least 48 hours prior to the time appointed for the opening of the meeting in which the person specified in the voting care is about to vote. However, the chairman of the meeting may waive such requirement and accept the voting card at the opening of the meeting.

Voting Rights

71.	A shareholder who is a minor, and a shareholder who was declared by a competent court to be incapacitated, may only vote through their respective guardians, and each such guardian may vote by proxy.

72.	In case of joint holders of a share, the vote of one of the joint holders, in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Shareholder Register.

73.	Shareholder may vote in person or by proxy, and in the case of a corporation − by a representative pursuant to Article 74 below, or by a duly authorized proxy, as shall be stipulated below.

74.	Any instrument appointing a proxy for the vote (“Letter of Appointment”) shall be signed by the principal or by his proxies authorized therefor in writing, or, if the principal is a corporation - the appointment shall be made in writing and shall be duly signed and shall bear the corporation's stamp or shall be signed by the authorized proxy.

75.	The Letter of Appointment and the power of attorney (if any) pursuant to which the Letter of Appointment was signed, or a copy thereof certified to the satisfaction of the Board, shall be deposited at the Office or at the designated place for the convening of the meeting at least 48 hours prior to the time appointed for the opening of the meeting in which the person specified in the Letter of Appointment is about to vote. However, the chairman of the meeting may waive such requirement and accept the Letter of Appointment at the opening of the meeting.

76.	A shareholder holding more than one share shall be entitled to appoint more than one proxy, subject to the following provisions:

76.1.	The Letter of Appointment shall specify the class and number of shares for which it was provided;

76.2.	Should the aggregate number of shares of any class specified in the Letters of Authorization provided by one shareholder exceed the number of shares of such class that are held by him, then all of the Letters of Appointment provided by such shareholder shall be deemed void in respect of the excess shares, without prejudice to the validity of the vote of the shares held by him.

76.3.	In the event that only one proxy was appointed by a shareholder and the Letter of Appointment does not specify the number and class of shares for which it was provided, the Letter of Appointment shall be deemed to have been provided in respect of all of the shares held by the shareholder on the date on which the Letter of Appointment was deposited with the Company or the date of delivery thereof to the chairman of the meeting, as the case may be. If the Letter of Appointment was provided for a number of shares which is lower than the number of shares held by the shareholder, such shareholder shall be deemed to have abstained from voting his remaining shares, and the Letter of Appointment shall be valid only in respect of the number of shares specified therein.

77.	Any Letter of Appointment of a proxy, whether for a specific meeting or otherwise, shall be drawn-up, to the extent permitted by the circumstances, in the form specified below:

“I, __________, I.D. / registration no. __________ of ___________, shareholder of Bio Light Israeli Life Sciences Investments Ltd. (the “Company”), hereby appoints ___________ bearing I.D. No. _______ of ______________, and in his/her absence - ___________ bearing I.D. No. _________ of _________, to vote on my behalf and in my name for ______________________ shares held by me, at the (annual/special) general meeting/ at the class meeting of holders of ________ shares, to be held on ___________, month ________, year ______, and at any adjourned meeting of such meeting.

In witness whereof, I have hereunto set my hand on the _________ day, of month ___________, year ___________

Signature _______________”

78.	A vote in accordance with the instructions set forth in an instrument of appointment of proxy shall be valid notwithstanding the previous death of the principal or the cancellation of the appointment or the transfer of the share in respect of which the vote is given, unless notice in writing of the death, cancellation or transfer shall have been received at the Office or by the chairman of the meeting before the vote is given.

The Board

79.	The number of directors will be determined from time to time by the general meeting by a majority of the votes of the shareholders, but shall be no less than five and no more than ten (including all of the external directors).

79.1.	At each annual general meeting, the office of one third of the directors at that time, or such number that is closest to one third thereof, shall expire, provided that such number shall not fall below two directors. The directors whose office shall have expired in each year shall be those who served longest in such position since they were last elected; however, of those persons who were recently made or reelected as directors on the same day, they shall be designated according to a resolution of the Board, unless otherwise agreed among them. The termination of office of a director in accordance with the provisions of this Article shall be deemed to have taken effect at the end of the meeting on which his office had expired, and accordingly, such director may continue to act as a director throughout such entire meeting. A director whose office has ended may be reelected. This Article 79.1 shall not apply to external directors, and they shall not be included in the count of directors for the purpose of this Article. The aforesaid in this Article shall not derogate from the provisions of Article 84A hereof.

79.2.	The office of a director shall commence at the date of his appointment by the meeting as aforesaid or at a later date as shall be determined by the meeting.

79.3.	The general meeting may, at any time, dismiss a director, pursuant to a resolution adopted by a majority of the votes of the shareholders participating at the meeting, and it may decide at such time to appoint another person in his place as a director of the Company. The director whose dismissal is on the agenda, shall be afforded reasonable opportunity to present his position before the general meeting.

79.4.	Subject to the maximal number of directors stated in Article 79 above, the Board may, pursuant to a resolution to be adopted by a simple majority of the directors then in office who are present at the meeting, appoint additional directors of the Company. Should a director be appointed as set forth in this Article, the Company shall make his appointment known to the shareholders by way of delivery of a notice. The appointment shall be in effect until its approval by the first general meeting to be convened thereafter.

79.5.	A director may, at any time, appoint a person to serve as his alternate director on the Board (“Alternate Director”). A person who is unqualified to serve as a director of the Company, who already is a director of the Company, or who is an Alternate Director, may not be appointed as Alternate Director. For as long as the appointment of the Alternate Director is in effect, he shall be entitled to receive notices of any Board meeting (without prejudice to the right of the appointing director to receive notices) and to participate and vote at any Board meeting from which the appointing director is absent. Every appointment of an Alternate Director shall be made by way of written notice to the Company.

79.6.	An Alternate Director shall have, subject to his letter of appointment, all of the authorities conferred on the director he substitutes, and he shall be deemed a director for the purpose of any law.

79.7.	The office of an Alternate Director shall be automatically vacated if his the appointing director's office was vacated for any reason.

80.	A director who appointed an Alternate Director may, at any time, revoke the appointment, provided that he shall render written notice to that effect to the Company.

81.	A director who has ceased to hold office may be reelected, provided that in the event that his office is vacated due to his conviction of an offence as specified in Article 82.2 below, he may be reelected subject to his qualifications and in accordance with the provisions of the Companies Law and the regulations thereunder as shall be promulgated from time to time.

82.	The office of a director shall automatically be vacated upon the occurrence of one of the following:

82.1.	If he resigned from his office as provided in Section 229 of the Companies Law.

82.2.	If he was convicted of an offence as provided in Section 232 of the Companies Law.

82.3.	If the court decided to order the termination of his office as provided in Section 233 of the Companies Law.

82.4.	If he was declared bankrupt and in the case of a corporation − if it has adopted a resolution of its voluntary liquidation or if a liquidation order has been issued in respect thereof.

82.5.	Upon his death.

82.6.	If he becomes incompetent.

83.	In the event that a director shall not have been appointed or if a director's office shall be vacated, the remaining directors will be entitled to act in any matter, so long as the number of directors remaining shall not have fallen below the minimum number of directors determined in the Article 79 above. In the event that the number of directors shall have fallen below the aforesaid, the remaining directors will be entitled to act only in order to summon a general meeting of the Company for the purpose of electing directors in accordance with the provisions of these Articles of Association.

84.	The directors, as such, shall be entitled to receive a fee subject to a resolution to be duly adopted by the authorized organs of the Company in accordance with the requirements under the Companies Law and regulations thereunder as in effect from time to time. A director may receive a reimbursement for his reasonable travel expenses and other expenses related to his participation in Board meetings and the fulfillment of his duties as a member of the Board. Remuneration and expenses for the external directors shall be paid pursuant to the Companies Regulations (Rules regarding Remuneration and Expenses for an External Director), 5760-2000, or any regulations that shall substitute the same.

84A.	Number of Independent Directors - the number of independent directors shall be as follows, as the case may be:

(1)	If the Company has no controlling shareholder or a person holding a controlling block (in this Section – a controlling shareholder) – a majority of the members of the Board shall be independent directors.

(2)	If the Company has a controlling shareholder – at least one third of the board members shall be independent directors.

84B.	Diversity in the Composition of the Board – In appointing a director, the Board's composition shall be diversified taking into account the gender of the candidate, in addition to the obligation to diversify the composition of the Board taking into account the knowledge and experience of the candidate in accordance with the special needs of the Company.

84C.	Limitation on the Service of an Officer as Director – Persons subordinate, directly or indirectly, to the chief executive officer shall not serve as directors, other than a director who is a workers' representative, if a workers' council exists in the Company; for such purpose – a director of a corporation controlled by a public company may serve as a director of the public company.

84D.	Directors' Training and Appointment of a Coordinator of Assimilation of Corporate Governance Provisions

(a)	The Company shall ensure that training programs for new directors be held within the Company's fields of business and in respect of the law applicable to the Company and the directors, and it shall ensure the holding of follow-on programs for directors in office, with a view to update their acquaintance with the aforementioned subjects; The training programs shall be adapted, inter alia, such that they shall accommodate the role performed by the director in the Company.

(b)	The chairman of the Board or another person appointed by the Board shall assimilate the corporate governance provisions applying to the Company and shall update the directors in respect of matters related to corporate governance.

Powers of the Board

85.	In addition to the authorities vested in the Board under the Companies Law and hereunder, and without derogating therefrom, the Board shall determine the Company's policy and shall supervise the performance of the roles and actions of the chief executive officer, and in such context, inter alia:

85.1.	Shall determine the Company's action plans and principles of financing thereof and shall prioritize among them;

85.2.	Shall inspect the Company's financial position, and shall determine the credit lines that the Company may obtain;

85.3.	Shall determine the organizational structure and salary policy;

85.4.	May decide on the issuance of a series of bonds;

85.5.	Shall be responsible for the preparation and approval of the financial statements as provided in Section 171 of the Companies Law;

85.6.	Shall appoint and dismiss the chief executive officer as provided in Section 250 of the Companies Law;

85.7.	Shall decide on actions and transactions which require its approval in accordance with Sections 255 and 268 to 275 of the Companies Law and the provisions hereof;

85.8.	May issue shares and convertible securities up to the limit of the Company's authorized share capital in accordance with the provisions of Section 288 of the Companies Law;

85.9.	May decide on the distribution of dividends as well as on purchases as provided in Section 308 of the Companies Law;

85.10.	Provide its opinion to the general meeting in regards of a special tender offer as set forth in Section 329 of the Companies Law;

85.11.	Shall determine the minimal number of directors of the Board who must have accounting and financial expertise, within the meaning thereof in Section 240 of the Companies Law, taking into consideration, inter alia, the type and size of the Company and the scope and complexity of its business, and shall assess, in respect of each of the directors, whether he is qualified under the Companies Regulations (Conditions and Criteria for a Director with Accounting and Financial Expertise and a Director with Professional Fitness), 5766-2005, or any regulations that shall be promulgated in their place.

85.12.	May determine, from time to time, the authorized signatories on behalf of the Company on bills of exchange, promissory notes, receipts, acceptances, endorsements, checks, contracts and other instruments of any kind whatsoever, provided that such signatories shall be obligated to sign together with the Company's stamp or alongside its printed or written name;

85.13.	May approve donations by the Company in reasonable amounts and for worthy causes, as shall be determined at its discretion, even if such donation is not made for business considerations as set forth in Article 4 above;

85.14.	Shall assume the powers of the chief executive officer, for a certain matter or a certain period, all according to the Board's discretion.

86.	The Board shall act in any of the matters specified in Article 85 above in accordance with the provisions of the Companies Law and these Articles of Association.

87.	To the extent necessary, the reasons of the Board for recommendations, reports and approvals that are to be provided by the Board under Article 85 above, shall be attached to the recommendation, report or approval, as the case may be.

88.	The Board shall elect one of its members to serve as chairman of the Board. The chairman of the Board shall direct the Board meetings.

Board Meetings

89.	The Board shall convene meetings according to the Company's needs, and at least once in every three (3) months.

90.	The chairman of the Board may convene the Board at any time. In addition, the chairman of the Board shall promptly convene the Board, in the following events:

90.1.	At the request of two directors, however, if at such time the Board consists of five directors or less − at the request of one director;

90.2.	At the request of one director, if he stated in his demand to summon the Board that he became aware of a Company matter which ostensibly reveals a violation of the law or an impairment to proper business procedure.

In addition, the chairman of the Board shall promptly convene the Board if: (1) a notice or report by the chief executive officer was received which required the Board's action; (2) a notice by the Company's auditor was received, whereby incidental to the performance of the audit, he became aware of substantial deficiencies in the Company's accounting control.

Where a meeting of the Board shall not have been convened within fourteen (14) days of the date of the demand or notice as aforesaid, each of the persons specified in this Article 90 above may convene a meeting of the Board to discuss the matter specified in the demand, notice or report, as the case may be.

91.	Any notice of a Board meeting may be given orally, by telephone, in writing (including by facsimile or e-mail), or by telegram, provided that the notice shall be given at least 48 hours prior to the time appointed for the meeting. Notwithstanding the foregoing, in urgent cases and with the consent of a majority of the directors, the Board may convene for a meeting without notice.

92.	Notice of the Board meeting shall specify the time and place for convening the meeting, as well as reasonable detail of all of the matters on the agenda.

The agenda shall include the matters determined as set forth in Article 90 above, as well as any matter that a director or the chief executive officer has requested of the chairman of the Board to include thereon, within a reasonable time prior to the convening of the Board meeting.

93.	A majority of the members of the Board then in office, present in person or by an Alternate Director, who are not barred by law from participating and voting in the meeting, shall constitute legal quorum at the Board meeting and its resolutions. The legal quorum shall be ascertained at the opening of the meeting.

Notwithstanding the foregoing, the legal quorum in respect of a Board resolution to terminate the office of the internal auditor shall in any event be of no less than a majority of the members of the Board.

94.	Board resolutions shall be adopted by a simple majority. Each Director shall have one vote. The chairman of the meeting, whether he is the chairman of the Board or any other director, shall not have an additional and casting vote.

95.	The chairman of the Board shall chair every meeting of the Board. In the absence of a chairman as aforesaid or if he shall not be present within fifteen (15) minutes of the time appointed for the meeting, or if he does not wish to chair the meeting, the members of the Board present at the meeting shall elect one of their number to be the chairman, to direct the meeting and sign the minutes thereof, and such elected person shall not have an additional or casting vote in the votes of the Board.

96.	Any meeting of the Board at which a quorum is present shall be competent to exercise all the authorities, powers and discretions for the time being vested in or exercisable by the Board in the ordinary course, in accordance with the provisions of these Articles of Association.

97.	Subject to the provisions of any law, all acts performed by or in accordance with any Board resolution, or by any meeting of a committee of the Board, or by any person acting as director, shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of such directors or persons acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person was qualified to be a director or a member of such a committee.

98.

98.1.	Board resolutions may also be adopted by telephone, e-mail, telegram or facsimile and such resolutions shall be deemed to have been validly adopted by the Board at a meeting, provided that all of the directors who are entitled to participate in the deliberation and vote on a matter brought to resolution shall have agreed not to convene in respect of such matter.

98.2.	A resolution adopted as provided in Article 98.1 above, shall be valid for all intents and purposes as if it were validly adopted by the Board at a meeting duly convened, after being signed by the chairman of the Board, and in his absence, by the person elected to serve as chairman of the resolution, or in the alternative, after being signed by all of the directors who are entitled to participate in the deliberation and vote on the matter brought to resolution.

99.	The Board may hold meetings through the use of any means of communication, provided that all of the directors participating may hear each other simultaneously. The Board may determine that the aforesaid shall also apply to resolutions adopted in telephone conversations with the Company's corporate secretary or with another person appointed for such purpose by the Board, and it may prescribe, if it deems fit, additional or different rules for the purpose of adopting resolutions by way of telephone conversations, as the Board thinks fit.

100.	The Board of the Company shall hold, at least once every year, a deliberation regarding the management of the Company's business by the chief executive officer and his subordinate officers. Such deliberation shall be held in the absence of the chief executive officer and his subordinate officers, after providing them an opportunity to present their positions.

Board Committees

101.	The Board may establish and disassemble committees and appoint members thereto from amongst the directors. The Board may delegate its powers or any of them to such committees, and for a certain purpose, it may from time to time revoke such delegation. At least two directors shall serve on each committee. Each committee vested with the authority to exercise any of the powers of the Board shall include at least one external director.

102.	Any committee established in accordance with Article 101 above, shall, upon exercising its authorities, comply with all of the instructions prescribed by the Board. The meetings and actions of any such committee shall be conducted pursuant to the provisions included herein pertaining to the meetings and actions of the Board, to the extent applicable, and insofar as they were not superseded by instructions provided by the Board.

103.	Subject to the limitations set forth in the Companies Law in respect of the delegation of powers of the Board, a resolution adopted or action taken by a Board committee, shall be deemed a resolution adopted or action taken by the Board.

104.	A Board committee shall regularly report its resolutions or recommendations to the Board, in accordance with the determination of the Board.

105.	The Board may revoke a resolution of a committee established thereby, provided that such cancellation shall not prejudice the validity of a committee's resolution pursuant to which the Company has acted towards another person who was unaware of its cancellation.

106.	The audit committee shall hold, at least once every year, a meeting regarding deficiencies in the management of the Company's business in the presence of the internal auditor and the outside auditor. Such meeting shall be held in the absence of the Company's officers who are not members of the committee, after providing them an opportunity to present their positions.

Minutes

107.	The Company shall keep a register of minutes of general meetings, class meetings, Board meetings and Board committee meetings, and shall maintain them at its registered Office, for a period of seven (7) years of the date of the relevant meeting.

108.	Minutes taken shall include the following details:

108.1.	The time and place of convening of the meeting;

108.2.	The names of the persons present, and if they are proxies or alternates, the names of the principals or appointers, and in the case of general meetings, the number and class of shares by virtue of which the vote is held;

108.3.	A summary of the deliberations and course thereof, and the resolutions adopted;

108.4.	Documents, reports, approvals, opinions and the like which were presented, discussed and/or attached.

Such minutes of a general meeting, signed by the chairman of the meeting, shall serve as prima facie proof of the contents thereof, and minutes of a Board meeting or a Board committee meeting, signed by the chairman of the meeting, shall serve as prima facie proof of the contents thereof.

The foregoing provisions shall also apply to resolutions adopted without actually convening.

Chief Executive Officer

109.	The chief executive officer shall be appointed and dismissed by the Board by a simple majority of the Board members, and the Board may appoint more than one chief executive officer.

110.	The chief executive officer will be responsible for the current management of the Company's affairs in the framework of the policy determined by the Board and subject to its instructions.

111.

	111.1.	The chief executive officer shall have such management and performance authorities which shall not have been conferred in the Companies Law or in these Articles of Association on another organ of the Company and he shall be subject to the supervision of the Board.

	111.2.	The chief executive officer may, with the approval of the Board of Directors, delegate to another, who reports to him, any of his authorities; the approval may be general and in advance.

112.

	112.1.	The chief executive officer shall promptly give notice to the chairman of the Board on any irregular matter which is material to the Company and shall submit to the Board reports on such matters, at dates and at such scope as shall be determined by the Board. In the event that the Company shall not have a chairman of the Board or if he is unable to fulfill his position, the chief executive officer shall give notice thereof to all of the members of the Board.

112.2.	The chairman of the Board may, at his own initiative or according to a Board resolution, require the chief executive officer to provide reports regarding the Company's business.

112.3.	In the event that any such notice or report required an action of the Board, the chairman shall promptly convene a meeting of the Board for the purpose of deliberating the notice or adopting a resolution on taking the required action.

Local Managements

113.	The Board may, from time to time, provide for the management of the Company's business in any specified locality, whether in Israel or abroad, in such manner as it deems fit, and the provisions contained in Article 114 below shall be without prejudice to the general powers conferred by these Articles of Association and the Companies Law on the Board.

114.	The Board may, from time to time and at any time, establish any local board or agency for managing the Company's business in any specified locality, in Israel or abroad, and may appoint any person to be a member of such local board, or any manager or agent and may determine their fees. The Board may from time to time, delegate to any person so appointed any power, authority and discretion for the time being vested in the Board, and it may authorize any member for the time being of any such local board to continue in his office notwithstanding any vacancy which may occur thereat, and any such appointment or delegation may be made on such terms as the Board may think fit, and the Board may at any time remove any person so appointed and may annul or vary any such delegation.

Shareholder Register

115.

115.1.	The Company shall keep a Shareholder Register (the “Principal Register”) and record in it the following information:

	115.1.1.	Regarding registered shares −

		[a]	The name, identification number and address of each shareholder, all as notified to the Company; and

		[b]	The number and class of shares held by each shareholder, specifying the nominal value thereof, if any, and if any amount is yet unpaid on account of the consideration fixed for the share − the amount yet unpaid; and

		[c]	The date of issuance or transfer of the shares to each shareholder, as the case may be; and

		[d]	If the shares have serial numbers, the Company shall specify alongside the name of each shareholder the serial numbers of the shares registered in his name;

		[e]	Any other information required or permitted by the Companies Law or these Articles of Association to be recorded in the Principal Register.

115.1.2.	Regarding bearer shares −

[a] Statement as to the fact of issuance of bearer shares, the date of issuance thereof and number of shares issued; and

[b] The serial numbers of the bearer shares and of the share certificates;

In the event that the share certificate was cancelled at the request of the shareholder, the name of the shareholder shall be recorded in the Principal Register, specifying the number of shares registered in his name.

115.1.3.	Dormant shares − their number and the date on which they became dormant.

115.1.4.	Regarding shares that do not confer voting rights under Sections 309(b) or 333(b) of the Companies Law − their number and the date on which they became shares which do not confer voting rights, to the extent known to the Company.

115.2.	The Company shall keep a register of substantial shareholder as provided in Section 128 of the Companies Law.

115.3.	The Company may, pursuant to a resolution of the Board, subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, keep an additional shareholder register outside of Israel.

Officers

116.	The chief executive officer may, from time to time, appoint officers for the Company (other than directors and a chief executive officer), for fixed, temporary or special positions, as the chief executive officer deems fit from time to time, and in addition the chief executive officer may, at his absolute discretion, terminate the services of one or more of the abovementioned persons from time to time and at any time.

117.	The chief executive officer may determine, subject to the provisions of the Companies Law, the authorities, roles and terms of engagement of the officers so appointed by him, subject to receipt of the approval of the Company's audit committee and Board, to the extent required under law.

Distribution

118.	Subject to special or limited rights attached to any shares, dividends or bonus shares shall be distributed and paid to the shareholders pro rata to the paid-up share capital on account of the nominal value of the shares held thereby, notwithstanding any premium paid thereon.

119.	A distribution resolution shall be adopted by the Company's Board.

120.	The Board may withhold any dividend, benefit, right or amount payable in respect of shares on which the Company holds a lien and/or pledge, and it may use all of such amount to dispose of any benefit and right and apply the disposal proceeds to the discharge of the debts underlying the Company's lien and/or pledge.

121.	A share transfer shall not confer the transferee with the right to a dividend or to any other distribution declared thereon after such transfer and prior to the registration of such transfer, provided that in the event that the share transfer is subject to the approval of the Board, the date of approval shall replace the date of registration of the transfer.

122.	A dividend not claimed within a two (2) year period of the date of its distribution resolution, the person entitled thereto shall be deemed to have waived the dividend, and it shall revert to the Company. In addition, a dividend which shall not have been claimed as aforesaid shall not bear linkage differentials or interest.

123.	The Board may deduct from any dividend, bonus or other distribution to be paid in respect of shares held by a shareholder, whether alone or together with another shareholder, any sums due from him and payable by him alone or together with any other person to the company on account of calls or the like.

Internal Auditor

124.	The Company's Board will appoint an internal auditor according to the audit committee's recommendation.

125.	The organizational supervisor of the internal auditor will be the chairman of the Board, the chief executive officer, or as the Board shall determine.

126.	The internal auditor shall submit, for the approval of the audit committee or the Board, a proposal for an annual or periodic work plan, and the audit committee or the Board shall approve the same with such modifications as they shall deem fit.

Auditor

127.	The auditor shall be appointed at each annual meeting and shall serve in such position until the end of the next annual meeting.

128.	The general meeting may terminate the services of the auditor.

129.	The auditor's fees for the audit action shall be determined by the Board.

130.	The auditor's fees for additional non-audit services shall be determined by the Board.

Notices

131.	Where the provision of notices to the Company's shareholder is mandatory, the notices shall be provided by way of release of an immediate report and/or by way of publication of an announcement or announcements in a newspaper, to the extent required under the provisions of any law. The Company is not obligated to deliver personal notices to the shareholders registered in the Company's Shareholder Register.

132.	The Company may provide notice to joint holders of a share by sending notice to the co-holder named first in the Shareholder Register in respect of said share.

133.	Any notice or document which is delivered in accordance with these Articles of Association and any law shall be deemed as having been duly delivered despite the death, bankruptcy or dissolution of a holder of shares (whether or not the Company was aware thereof) until another person shall be registered in the Shareholder Register in his place as holder thereof, and delivery or dispatch as aforesaid shall be deemed as sufficient delivery or dispatch to any person who has a right in such shares.

Dissolution of the Company

134.	Should the Company be dissolved, whether voluntarily or otherwise, then − unless otherwise specifically determined in these Articles of Association or in the terms of issue of any share − the following provisions shall apply:

	134.1.	The liquidator shall first use all of the Company's assets in order to repay its debts (the Company's assets after the payment of its debts shall be referred to as the “Surplus Assets”).

	134.2.	Subject to special rights attached to shares, and after the full discharge of all of the debts to the other creditors having preference over the shareholders in accordance with legally prescribed payment priority in liquidation, the liquidator shall distribute the Surplus Assets between the shareholders pari passu to the nominal value of the shares.

	134.3.	Upon the Company's approval, in a resolution which shall be adopted in the general meeting by a simple majority of the votes of the shareholders participating in the meeting, the liquidator may distribute the Company's Surplus Assets, or any part thereof, between the shareholders, in kind, and may also transfer any of the Surplus Assets to a trustee in a deposit in favor of the shareholders as the liquidator shall deem fit.

Exemption, Indemnification and Insurance

135.	Subject to the provisions of the Companies Law, the Company may exempt, in advance, an officer thereof from his liability, in whole or in part, for damage due to a breach of the duty of care thereto.

136.

	(a)	Subject to the provisions of the Companies Law, the Company may indemnify retroactively an officer thereof due to liability or an expense which shall have been imposed upon him or he shall have incurred due to an action which he took by virtue of his being an officer, in each of the following:

(1)	A monetary liability that shall have been imposed upon him in favor of another person in a judgment, including a judgment issued in a settlement or an arbitration award that shall have been sanctioned by a court.

(2)	Reasonable litigation expenses, including legal fees, that shall have been incurred by the officer due to an investigation or proceeding that shall have been conducted against him by an authority which is authorized to conduct an investigation or proceeding, and which shall have ended without the filing of an indictment against him and without a monetary liability having been imposed upon him as a substitute for a criminal proceeding, or which shall have ended without the filing of an indictment against him but with the imposition of a monetary liability as a substitute for a criminal proceeding in an offense which requires no proof of general intent or in connection with a monetary sanction.

The terms “which ended without the filing of an indictment in a matter in which a criminal investigation was commenced” and “monetary liability as a substitute for a criminal proceeding” shall have the meanings specified in Section 260(a)(1A) of the Companies Law.

(3)	Reasonable litigation expenses, including legal fees, to be incurred by or charged to the officer by a court, in a proceeding filed against him by the Company or on its behalf or by another person, or in a criminal indictment from which he shall have been acquitted, or in a criminal indictment in which he shall have been convicted of an offense requiring no proof of general intent.

(4)	A monetary liability imposed on an officer for the party harmed by the breach in an administrative enforcement proceeding, as set forth in Section 52BBB(a)(1)(a) of the Securities Law and/or expenses incurred by an officer in connection with an administrative enforcement proceeding conducted in his matter, including reasonable litigation expenses, including legal fees.

(5)	Any other liability or expense which is or shall be indemnifiable to officers.

(b)	Subject to the provisions of the Companies Law, the Company may give an advance undertaking to indemnify an officer thereof in each of the following (the “Indemnification Undertaking”):

	(1)	As specified in sub-section (a)(1) above, provided that the Indemnification Undertaking shall be limited to events which, in the opinion of the Board, are foreseeable in view of the Company's actual business at the time of granting of the Indemnification Undertaking, as well as to such amount or criterion as the Board shall have determined are reasonable under the circumstances, and that the Indemnification Undertaking shall state the events which, in the opinion of the Board, are foreseeable in view of the Company's actual business at the time of granting of the undertaking, as well as the amount and the criterion which the Board shall have determined are reasonable under the circumstances.

Notwithstanding the foregoing, the Indemnification Undertaking for the monetary liability specified in Section 136(4) above shall not exceed an amount equal to 25% of the Company's determining equity, all in addition to the amounts received, if any, from an insurance company within an insurance which the Company had taken out, and the Indemnification Undertaking shall specify the events which the Board deems as foreseeable in view of the Company's actual business at the time of the undertaking. For this matter, the “Company's determining equity” shall mean its equity according to the Company's latest consolidated financial statements as being at the time of the actual indemnification.

(2)	As specified in sub-section (a)(2) above or sub-section (a)(3) above.

137.	Subject to the provisions of the Companies Law, the Company may engage in a contract to insure the liability of an officer of the Company due to liability that shall have been imposed upon him due to an action which he took by virtue of his being an officer thereof, in each of the following:

	(1)	A breach of the duty of care towards the Company or another person;

	(2)	A breach of the fiduciary duty towards the Company, provided that the officer shall have acted in good faith and had reasonable grounds to assume that the action would not prejudice the Company's best interests;

	(3)	A monetary liability that shall have been imposed upon him in favor of another person, including in an Administrative Proceeding (as defined below).

“Administrative Proceeding” − a proceeding according to Chapters H3 (imposition of a monetary sanction by the authority), H4 (imposition of administrative enforcement measures by the administrative enforcement committee) or I1 (contingent arrangement for the avoidance or termination of proceedings) of the Securities Law, as amended from time to time.

138.	The provisions of Articles 135 through 137 above are not intended, and shall not be interpreted, to restrict the Company in any manner in the procurement of insurance and/or in respect of provision of indemnification:

	(a)	in connection with any person who is not an officer, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an officer; and/or

	(b)	in connection with any officer to the extent that such insurance and/or indemnification is not specifically prohibited under law;

provided that the procurement of any such insurance and/or the provision of such indemnification shall be approved by the Board.

Modification of the Articles of Association

139.

	139.1.	The provisions of these Articles of Association may be modified, by a resolution of the shareholders at the general meeting by a majority count of the votes of the shareholders present at the meeting and participating in the vote in person or by proxy (not including abstaining votes), other than those Articles thereof which expressly specified otherwise.

139.2.	A resolution adopted by the general meeting, at the required majority for modifying the Company's Articles of Association, which modifies a provision hereof, shall be deemed a resolution modifying the Company's Articles of Association, even if it was not expressly specified in the resolution.

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